Registration No. 333 - _____

As filed with the Securities and Exchange Commission on January 8, 2010

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SYNERON MEDICAL LTD.
(Exact name of Registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of	(IRS Employer
incorporation or Organization)	Identification No.)

Tavor Building,
Yokneam Industrial Zone
Yokneam Illit, 20692
P.O.B. 550, Israel
+972-73-244-2329
 (Address of principal executive offices)

2004 Israel Stock Option Plan
2004 Stock Incentive Plan
(Full title of the plan)

Syneron Inc.
3 Goodyear, Unit A
Irvine, California 92618
Tel: 949-716-6670
(Name and address of agent for service; Telephone number of agent for service)

Copy to:

Dr. Shachar Hadar, Adv.
Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
One Azrieli Center, Round Building
Tel Aviv 67021, Israel

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Ordinary Shares, par value NIS 0.01 per share (and related purchase rights)(2)	14,770 450,000 250,000 1,321,486 273,268 26,968	$ $ $ $ $ $	0.01 7.25 7.33 7.96 14.10 15.51	$ $ $ $ $ $	148 3,262,500 1,832,500 10,519,029 3,853,079 418,274
Ordinary Shares, par value NIS 0.01 per share (and related purchase rights) (3)	1,686,015		$10.28		$17,332,234
Ordinary Shares, par value NIS 0.01 per share (and related purchase rights) (4)	11,544		$0.01		$115
Ordinary Shares, par value NIS 0.01 per share (and related purchase rights) (5)	1,929,785		$10.28		$19,838,190
Total	5,963,836		-		$57,056,068	$4,068.10

(1)           This registration statement on Form S-8 (this “Registration Statement”) covers an additional 5,963,836 ordinary shares, par value NIS 0.01 per share (the “Shares”) of Syneron Medical Ltd. (the “Registrant”), which may be issued under the 2004 Israel Stock Option Plan and the 2004 Stock Incentive Plan (together, “2004 Plans”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares that become issuable under the 2004 Plans by reason of any stock dividend, stock split, recapitalization, including related rights to purchase ordinary shares that may be issued pursuant to the Rights Agreement, dated November 11, 2008, as amended on October 23, 2009, between the Registrant and American Stock Transfer & Trust Company, LLC, a New York Limited Liability Trust Company, as rights agent, or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding ordinary shares.

(2)              These ordinary shares are issuable upon exercise of outstanding options with fixed exercise prices.  Pursuant to Rule 457(h), the aggregate offering price and the fee for ordinary shares issuable upon exercise of such options have been computed upon the basis of the price at which the options may be exercised. The offering price per share set forth for such ordinary shares is the exercise price per share at which such options are exercisable.

(3)              Calculated pursuant to Rule 457(c) and (h).  These ordinary shares are issuable under the 2004 Israel Stock Option Plan. The proposed maximum offering price per ordinary share is $10.28, which represents the average of the high and low prices per share of the Registrant’s ordinary shares as reported on the Nasdaq Global Market on December 31, 2009.

(4)              These ordinary shares are issuable upon vesting of outstanding restricted stock units under the 2004 Stock Incentive Plan with a purchase price per ordinary share of $0.01. Pursuant to Rule 457(h), the aggregate offering price and the fee for these ordinary shares have been computed upon the basis of the price at which the shares may be purchased.  The offering price per share set forth for such shares is the purchase price per share at which such shares may be purchased.

 (5)              Calculated pursuant to Rule 457(c) and (h).  These ordinary shares are issuable under the 2004 Stock Incentive Plan. The proposed maximum offering price per ordinary share is $10.28, which represents the average of the high and low prices per share of the Registrant’s ordinary shares as reported on the Nasdaq Global Market on December 31, 2009.

EXPLANATORY NOTE

This Registration Statement registers additional ordinary shares of Syneron Medical Ltd. (the “Registrant” or the “Company”) which may be issued upon the exercise of awards which have been granted or may hereafter be granted under the 2004 Israel Stock Option Plan and the 2004 Stock Incentive Plan (“2004 Plans”), which shares are in addition to those previously registered on a registration statement on Form S-8 (SEC File No. 333-120599) as filed by the Company with the Securities and Exchange Commission (the “Commission”) on November 16, 2004 (the “2004 Registration Statement”) (the “2004 Previous Registration Statement”). The information contained in the Previous Registration Statement is hereby incorporated by reference pursuant to General Instruction E, except for Items 3, 6 and 8 of the Previous Registration Statement, which are being updated by this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by the Company, are incorporated herein by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2008, filed with the Commission on March 24, 2009;

(b)
The Registrant’s Reports on Form 6-K furnished by the Registrant to the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2008;

(c)
The description of the Registrant’s ordinary shares contained in the registration statement on Form 8-A under the Exchange Act, filed July 26, 2004, and including any subsequent amendment or report filed for the purpose of updating such description; and

(d)
The description of the Registrant’s rights to purchase ordinary shares contained in the registration statement on Form 8-A under the Exchange Act, filed November 23, 2009, and including any subsequent amendment or report filed for the purpose of updating such description.

In addition, all reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Amended and Restated Articles of Association, or Amended Articles, allow the Registrant to indemnify, exculpate and insure its office holders to the fullest extent permitted by the Israeli Companies Law of 1999, or Companies Law, provided that procuring this insurance or providing this indemnification or exculpation is approved by the audit committee and the board of directors, as well as by the shareholders where the office holder is a director. The Registrant’s Amended Articles also allow the Registrant to insure or indemnify any person who is not an office holder, including any employee, consultant or contractor who is not an office holder.

Under the Companies Law, a company may indemnify an office holder in respect of some liabilities, either in advance of an event or following an event. If a company undertakes to indemnify an office holder in advance of an event, the indemnification must be limited to foreseeable types of events and reasonable amounts, as determined by the board of directors.

Under the Companies Law, a company may indemnify an office holder against any monetary obligation incurred in his or her capacity as an office holder whether imposed on him or her in favor of another person pursuant to a judgment, a settlement or an arbitrator’s award approved by a court. A company also can indemnify an office holder against reasonable litigation expenses including attorneys’ fees, incurred by him or her in his or her capacity as an office holder, in proceedings instituted against him or her by the company, on its behalf or by a third-party, in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for a crime that does not require proof of criminal intent. The additional case in which a reimbursement of expenses is allowed according to the Companies Law is reasonable legal fees, including attorneys fees, incurred by an office holder in an investigatory proceeding or other proceeding filed by a governmental authority, which has terminated without the filing of criminal charges and without imposing a fine, or with imposing a fine in lieu of a criminal charge which does not require proof of criminal intent.

Under the Companies Law, a company may obtain insurance for an office holder against liabilities incurred in his or her capacity as an office holder. These liabilities include a breach of duty of care to the company or a third-party, a breach of duty of loyalty and any monetary liability imposed on the office holder in favor of a third-party.

A company may exculpate an office holder for a breach of duty of care, but only in advance of that breach. A company may not exculpate an office holder from a breach of duty of loyalty towards the company or a director from a breach of duty of care with respect to a distribution.

Under the Companies Law, however, an Israeli company may only indemnify or insure an office holder against a breach of duty of loyalty to the extent that the office holder acted in good faith and had reasonable grounds to assume that the action would not prejudice the company. In addition, an Israeli company may not indemnify, insure or exculpate an office holder against a breach of duty of care if committed intentionally or recklessly unless it was carried out negligently, or committed with the intent to derive an unlawful personal gain, or for a fine or forfeit levied against the office holder in connection with a criminal offense.

The Registrant’s audit committee, board of directors and shareholders have resolved to indemnify its directors and officers to the extent permitted by law and by its Amended Articles for liabilities not covered by insurance and that are of certain enumerated types of events, subject to an aggregate sum equal to 50% of the shareholders equity outstanding at the time a claim for indemnification is made.

Item 8. Exhibits.

See attached Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Yokneam Illit, Israel on the 7th day of January, 2010.

SYNERON MEDICAL LTD.

By: /s/ Louis Scafuri
Name: Louis Scafuri
Title: Chief Executive Officer

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Syneron Medical Ltd. has signed this Registration Statement on this 7th day of January, 2010.

SYNERON INC.

By: /s/ Fabian Tenenbaum
Name: Fabian Tenenbaum
Title: President, Syneron, Inc., Authorized Signatory

POWER OF ATTORNEY

We, the undersigned directors and/or officers of the Registrant, hereby severally constitute and appoint Louis Scafuri and Fabian Tenenbaum, and each of them singly, our true and lawful attorneys, with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form S-8 filed herewith, and any and all amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of the 7th day of January, 2010.

Signature	Title

/s/ Shimon Eckhouse	Chairman of the Board of Directors
Dr. Shimon Eckhouse

/s/ Louis Scafuri	Chief Executive Officer (principal executive officer)
Louis Scafuri

/s/ Fabian Tenenbaum	Chief Financial Officer (principal financial and accounting officer)
Fabian Tenenbaum

/s/ Marshall Butler	Director
Marshall Butler

/s/ Yaffa Krindel	Director
Yaffa Krindel

/s/ David Schlachet	Director
David Schlachet

/s/ Michael Anghel	External Director
Dr. Michael Anghel

/s/ Dan Suesskind	External Director
Dan Suesskind

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION OF DOCUMENT

3.1
Amended and Restated Articles of Association of Registrant (incorporated by reference to Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2007 filed May 7, 2008).

4.1
Shareholders’ Rights Agreement dated as of November 11, 2008 by and between the Registrant and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 99.1 to the Registrant’s Report of Foreign Private Issuer on Form 6-K, submitted November 12, 2008), as amended by the First Amendment to Rights Agreement dated as of October 23, 2009 (incorporated by reference to Exhibit 99.1 to the Registrant’s Report of Foreign Private Issuer on Form 6-K, submitted October 26, 2009).

5.1*	Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. as to the legality of the securities being registered.
23.1*	Consent of Kost, Forer, Gabbay & Kasierer (a member of Ernst & Young Global), as independent registered public accounting firm of the Registrant
23.2*	Consent of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page of this Registration Statement).
99.1	2004 Israel Stock Option Plan (incorporated by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form F-1 filed July 14, 2004).
99.2	2004 United States and Canada Stock Option Plan (incorporated by reference to Exhibit 10.7 to the Registrant’s Registration Statement on Form F-1 filed July 14, 2004).
_____________
* Filed herewith.